UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2016

PURE BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14468	33-0530289
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Gillespie Way El Cajon, California	92020
(Address of Principal Executive Offices)	(Zip Code)

(619) 596-8600

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 1, 2016, PURE Bioscience, Inc. (the “Company”), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, completed an initial closing (the “Closing”) of a private placement financing (the “Private Placement Financing”) to accredited investors. The Company raised $1 million in the Closing of (i) an aggregate of 1,176,472 shares (collectively, the “Purchase Shares”) of the Company’s common stock (the “Common Stock”) at a purchase price of $0.85 per share and (ii) warrants to purchase up to an aggregate of 1,176,472 shares of Common Stock with a term of five years (the “Investor Warrants”, and the shares issuable upon exercise of the Investor Warrants, collectively, the “Warrant Shares”). The securities issued in the Private Placement Financing were issued pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) entered into with the accredited investors (the “Investors”).

The Company utilized the services of a placement agent for the Private Placement Financing. In connection with the Private Placement Financing, the Company paid such placement agent an aggregate cash fee of $100,000 and issued to such placement agent or its designees a warrant (the “Placement Agent Warrant”) to purchase 117,647 shares of Common Stock at an exercise price of $1.275 per share. The terms of the Placement Agent Warrant are substantially identical to the Investor Warrants, other than the exercise price and the holder’s ability to exercise the Placement Agent Warrant on a cashless basis at its discretion. Additionally, the Company has agreed to pay the placement agent a $12,000 due diligence fee and to reimburse the placement agent for fees of counsel up to $35,000.

The net proceeds to the Company from the Closing, after deducting the forgoing fees and other offering expenses, are expected to be approximately $775,000. The Company expects to use the net proceeds for general corporate purposes, including the Company’s research and development efforts, and for general administrative expenses and working capital.

The Investor Warrants have a five-year term, and will be exercisable in whole or in part, at an exercise price equal to $1.25 per share (the “Exercise Price”). The Warrants are exercisable on a cashless basis if at any time after the six-month anniversary of the Closing date, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Holder, subject to certain exceptions. The Company also entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”), pursuant to which the Company will be obligated to file with the Securities and Exchange Commission (the “SEC”) as soon as practicable, but in any event, the earlier of (i) 30th calendar day following the final closing date of the Private Placement Financing or (ii) January 30, 2017, a registration statement on Form S-1 (the “Resale Registration Statement”) to register the Purchase Shares and the Warrant Shares for resale under the Securities Act of 1933, as amended (the “Securities Act”) and other securities issued or issuable with respect to or in exchange for the Purchase Shares or Warrant Shares. The Company is obligated to use its commercially reasonable best efforts to cause the Resale Registration Statement to be declared effective by the SEC within 45 days after the filing of the Resale Registration Statement (or within 75 days if the Resale Registration Statement is subject to a full review by the SEC). Additionally, the Registration Rights Agreement provides for certain monetary penalties if the Resale Registration Statement is not filed or declared effective prior to certain dates as set forth in the Registration Rights Agreement.

The issuance and sale of the Purchase Shares, Investor Warrants, the Placement Agent Warrant, the Warrant Shares and the shares of common stock issuable upon exercise of the Placement Agent Warrant (collectively, the “Securities”) was not registered under the Securities Act, and these Securities may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws. The Securities were issued and sold in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. The Investors represented to the Company that each was an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, and that each was receiving the Securities for investment for its own account and without a view to distribute them. This Current Report on Form 8-K is not and shall not be deemed to be an offer to sell or the solicitation of an offer to buy any of the Securities.

The form of Securities Purchase Agreement, Investor Warrant, Placement Agent Warrant and Registration Rights Agreement contain ordinary and customary provisions for agreements of this nature, such as representations, warranties, covenants, and indemnification obligations, as applicable. The foregoing descriptions of the Securities Purchase Agreement, Investor Warrants, Placement Agent Warrant and Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each document, forms of which are filed as exhibits 10.1, 4.1, 4.2 and 10.2 respectively, and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Investor Warrant.

4.2	Form of Placement Agent Warrant.

10.1	Form of Securities Purchase Agreement.

10.2	Form of Registration Rights Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE BIOSCIENCE, INC.

Dated: December 7, 2016	By:	/s/ Henry R. Lambert
Henry R. Lambert
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

4.1	Form of Investor Warrant.

4.2	Form of Placement Agent Warrant.

10.1	Form of Securities Purchase Agreement.

10.2	Form of Registration Rights Agreement.